Exhibit 10.34

AMENDMENT NO. 2
TO THE
EMPLOYMENT AGREEMENT BETWEEN
THE CHUBB CORPORATION & JOHN D. FINNEGAN

Pursuant to resolutions adopted by the Board of Directors on September 4, 2008, the employment agreement between The Chubb Corporation and John D. Finnegan, dated January 21, 2003, is hereby amended as follows:

1. Effective January 1, 2009, the last two sentences of Section 3(b)(iii)B are hereby replaced in their entirety by the following:

“The Pension SERP benefit shall be payable at the same time and in the same manner as the Executive’s benefits under the Pension Excess Plan that are subject to Section 409A of the Code. Except as specifically provided in this Agreement, the other terms and conditions of the Pension SERP shall be governed by the terms of the Pension Excess Plan as if the benefits under the Pension SERP were paid from the Pension Excess Plan. For clarity, bonuses shall be included in the Executive’s SERP Compensation when earned rather than when paid and the Executive’s SERP Compensation shall include any amounts deferred when such amounts would otherwise be paid if not for such deferral.”

2. Effective January 1, 2009, the following sentence is hereby added to the end of Section 3(b)(iii)C:

“Notwithstanding the foregoing, (i) in the event the CCAP SERP lump sum benefit is payable due to a termination of employment other than due to death, such lump sum benefit shall be payable in full six months after Date of Termination and (ii) “Date of Termination” for purposes of this Section means a “separation from service” within the meaning of Section 409A of the Code.”

3. Effective January 1, 2009, the following sentence is hereby added to the end of Section 3(b)(iii)D:

“Notwithstanding the foregoing, (i) in the event the ESOP SERP lump sum benefit is payable due to a termination of employment other than due to death, such lump sum benefit shall be payable in full six months after Date of Termination and (ii) “Date of Termination” for purposes of this Section means a “separation from service” within the meaning of Section 409A of the Code.”

4. Effective January 1, 2009, the second sentence in Section 3(b)(ix) is hereby replaced by the following:

“The fringe benefits and perquisites described in the preceding sentence shall include: appropriate use of Company aircraft (for business travel only unless otherwise approved by the Board or a committee thereof); long-term disability benefits as provided to other senior executives, but with an annual benefit of not less than 60% of the Executive’s current Annual Base Salary; for Executive’s automobile benefit, use of a Company-provided car and driver (for business use only and in lieu of any car stipend); club dues and membership (including initiation fees) at one country club; annual financial counseling as provided to other senior executives; and death benefits under group life plans or supplemental plans (at the discretion of the Company, through either an insured arrangement with a third party, self-insured by the Company, or a combination of both) with a benefit of no less than five times the Executive’s current Annual Base Salary.”

5. Effective January 1, 2009, the following new Section 3(b)(xii)H is hereby added:

“Notwithstanding the foregoing, any Gross-Up Payment or Underpayment shall be made to the Executive no later than the end of the year following the year in which the related taxes are paid to the applicable taxing authority, and if a payment is triggered by the Executive’s “separation from service” within the meaning of Section 409A of the Code, payment shall be made no earlier than six months after the separation.

Reimbursement of any fees and expenses related to the Gross-Up Payment shall be made no later than the year following the year in which such fees and expenses are incurred, and if a payment is triggered by the Executive’s “separation from service” within the meaning of Section 409A of the Code, payment shall be made no earlier than six months after the separation. The amount of reimbursement provided in one year will not affect the amount eligible for reimbursement in another year, this right to reimbursement is not subject to liquidation or exchange for another benefit, and it does not expire after a certain period.”

6. Effective January 1, 2009, Section 5(a)(i) is hereby amended to read as follows:

“the Company shall pay to the Executive, in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(i)(A)(3), 5(a)(i)(A)(4), and 5(a)(i)(B)) after the Date of Termination the aggregate of the following amounts:”

7. Effective January 1, 2009, the following clause is hereby added to the end of Section 5(a)(i)(B):

“, and such amount shall be paid in a lump sum six months after the Executive’s “separation from service” within the meaning of Section 409A of the Code.”

8. Effective January 1, 2009, the following sentence is hereby added before the last sentence of Section 7:

“Notwithstanding the foregoing, the direct payment of such fees, costs, and expenses shall be made no later than the year following the year in which such amounts are incurred, the amount paid in one year will not affect the right of payment in another year, this right of payment is not subject to liquidation or exchange for another benefit, and it does not expire after a certain period.”

9. Effective January 1, 2009, the following is added as Section 12(g):

“This Agreement shall be interpreted, operated, and administered in a manner so as not to subject the Executive to the assessment of additional taxes or interest under Section 409A of the Code.”

10. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this amendment to be duly executed as of the dates written below.

THE CHUBB CORPORATION		JOHN D. FINNEGAN

By:	/s/ W. Andrew Macan	/s/ John D. Finnegan

Date:	12/18/08	Date:	12/18/08

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